Exhibit 99.1

[LOGO OF CONSOL ENERGY]

For Immediate Release

Contact: Thomas F. Hoffman

(412) 831-4060

CONSOL Energy Reports Third Quarter Results

PITTSBURGH (October 28, 2003) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported a loss of $5.9 million, or $0.07 per diluted share, for its quarter ended September 30, 2003, compared with a loss of $7.0 million or $0.09 per diluted share, in the same quarter a year earlier. Net cash from operating activities was $77.9 million for the September 2003 quarter, compared with $103.5 million for the same quarter a year earlier.

Financial Results – Period-to-Period Comparison

	Quarter Ended September 30, 2003	Quarter Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenue	$552.2	$546.4	$1,668.5	$1,629.0
Net Income (Loss)	$(5.9)	$(7.0)	$12.8	$7.5
Earnings Per Share (Diluted)	$(0.07)	$(0.09)	$0.16	$0.10
Net Cash from Operating Activities	$77.9	$103.5	$317.0	$179.3
EBITDA	$49.5	$32.9	$191.5	$188.8
EBIT	$(11.7)	$(32.3)	$7.4	$(8.7)
Capital Expenditures*	$79.7	$112.2	$195.3	$296.8

In millions of dollars except earnings per share.

*	Includes investment in equity affiliates. Does not include major acquisitions.

“The third quarter typically is a weak quarter for us, the more so this quarter because of the unanticipated expense related to the Loveridge mine,” said J. Brett Harvey, president and chief executive officer. “There were several highlights that were significant, however,” he continued. “Compared with the third quarter last year, we reduced our pre-tax loss by 56 percent, total debt has been reduced more than 36 percent, our gas segment continues to produce record production and profits, and coal prices for our coal improved for the fourth straight quarter.”

Harvey said that United States energy markets remain favorable for both coal and gas. “The warmer weather during the latter half of the summer kept inventories of coal at manageable levels,” he said. “The continued tightness of coal supplies, particularly in the eastern United States, has supported coal prices through the quarter.”

He said domestic natural gas prices remained at attractive levels despite soft demand during the quarter and higher than expected gas injection into storage. “Despite the apparent adequacy of supplies, markets seem to recognize that any uptick in the economy coupled with a cold winter could rapidly change the situation,” he said. “In addition, it would appear that the markets are beginning to realize that the cost of finding and producing gas for the foreseeable future will be higher than we have historically seen.”

Analysis of the Quarter

In the quarter-to-quarter comparison, revenue increased 1.1 percent because of higher gas prices, increased gas sales volumes and higher averaged realized prices for company-produced coal. Revenues from sales of gas increased 33.3 percent, net of hedging losses.

Period-to-period, cost of goods sold decreased 2.8 percent primarily because of a decline in the sales of company-produced coal and a 35.1 percent decline in closed and idle mine costs, offset by expenses related to the recovery of the Loveridge Mine in West Virginia from the effects of a fire at that mine in February 2003; and a 30.9 percent increase in gas production costs due to higher production volumes and an increase in royalty expense.

Losses for the quarter were reduced period-to-period primarily due to a reduction in pre-tax losses of 56.2 percent. Net cash provided by operating activities declined 24.7 percent, EBITDA improved 50.5 percent and EBIT improved 63.8 percent. Net cash provided by operating activities declined period-to-period because of a 2.6 million ton reduction in coal inventory in the third quarter of 2002 compared with a 1.0 million ton reduction in the third quarter of 2003. The decline was also due to higher payments for retiree health care benefits. These decreases were offset, in part, by proceeds from the accounts receivable securitization program.

Total debt period-to-period declined 36.5 percent, reflecting the elimination of commercial paper outstanding.

Coal Operations

	Quarter Ended September 30, 2003	Quarter Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Total Coal Sales	15.8	16.9	48.0	50.5
Sales – Company Produced	15.2	16.3	46.2	48.7
Coal Production	14.4	13.7	45.5	50.3
Average Realized Price – Company Produced	$28.11	$27.16	$27.50	$26.69
Operating Costs	$19.46	$18.98	$18.50	$17.82
Non-operating Charges	$5.10	$4.56	$4.78	$4.21
DD&A	$2.80	$2.99	$2.62	$2.65
Total Cost – Company Produced *	$27.37	$26.52	$25.90	$24.68

Sales and production in millions of tons, including equity affiliates. Prices and costs in dollars per ton.

*	Amounts may not add due to rounding.

Total sales and sales of company-produced coal (including production from equity affiliates) each declined by 1.1 million tons period-to-period reflecting the closure at year-end 2002 of the Dilworth and Windsor mines when economically mineable reserves were depleted and reflecting the sale in February 2003 of the company’s Canadian mining assets. These sales losses were offset, in part, by higher sales of coal from McElroy and several other mines that had been idled for some or all of the September 2002 period.

Coal sales prices averaged $28.14 per ton, improved 3.4 percent period-to-period, while the averaged realized price of company-produced coal, which reflects prices on a production basis rather than a sales basis, was $28.11, an improvement of 3.5 percent.

Operating costs per ton of coal produced (including equity affiliates) increased 2.5 percent, and total costs per ton of coal produced increased 3.2 percent. Operating costs and total costs on a unit basis increased mainly due to higher active and retired employee medical benefits.

A charge to expense in the third quarter of approximately $0.16 per diluted share (pre-tax) was taken for unanticipated expenditures necessary to make alterations to the ventilation system at the Loveridge Mine as a result of a fire at the mine that occurred in February 2003. The cost of extinguishing the fire originally was estimated to be $0.10 per diluted share (pre-tax), net of expected insurance recovery and was expensed in the quarter ending March 31, 2003. Loveridge Mine has resumed development work with all four of its continuous mining machine sections and is expected to begin longwall production in April 2004.

Gas Operations

	Quarter Ended September 30, 2003	Quarter Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Volumes
Gas Sales Volumes (8/8th bcf)	13.0	11.8	37.6	34.8
Price (8/8th mcf)
Sales of Gas Production	$4.15	$3.27	$4.34	$2.96
Hedging Gain (Loss)	$(.18)		$(.19)
Net Price	$3.97	$3.27	$4.15	$2.96
Costs (8/8th mcf)
Lifting	$.34	$.26	$.29	$.25
Gathering	$.55	$.56	$.56	$.53
Other Production Costs	$.16	$.24	$.16	$.24
Administration	$.25	$.20	$.23	$.20
DD&A	$.73	$.73	$.75	$.73
Production Taxes	$.12	$.10	$.13	$.09
Royalties	$.45	$.30	$.48	$.25
Total *	$2.60	$2.39	$2.60	$2.29

Volumes, including equity affiliates, in billions of cubic feet. Revenues and costs shown as dollars per 1,000 cubic feet. *Amounts may not add due to rounding.

Operating income from gas operations increased 72.1 percent in the period-to-period comparison. Gas sales volumes increased 10.2 percent as a result of continued drilling of additional wells on proved reserves. Net gas price received after accounting for hedging losses increased 21.4 percent, reflecting concerns about the long-term reliability of domestically produced natural gas. Unit operating costs net of production taxes were relatively unchanged in the period-to-period comparison.

Average daily gross production year-to-date rose 7.9 percent, from 127.3 million cubic feet per day to 137.3 million cubic feet per day.

Developments During the Quarter

In July, CONSOL Energy Inc. subsidiary Consolidation Coal Company signed an agreement with C&P Coal Corporation, a Salt Lake City-based corporation, to sell the physical assets, inventory, mineral reserves and operations of its Emery Mine in Utah. The sale price was not disclosed but is not expected to have a material impact on financial results. The sale is subject to final due diligence and receipt of various business approvals, and is expected to close before the end of the year.

In July, CONSOL Energy Inc. (NYSE: CNX) entered into an agreement with Triana Energy Inc. to explore for and produce natural gas on CONSOL Energy’s existing properties located in southwestern Virginia. Triana Energy is an oil and gas exploration company active in the Appalachian Basin. Triana recently acquired Columbia Natural Resources from NiSource, making Triana one of the largest production companies in Appalachia. The agreement calls for CONSOL Energy and Triana Energy to develop jointly natural gas on approximately 138,000 acres of CONSOL Energy’s controlled acreage. Currently, CONSOL Energy produces coalbed methane from the Pocahontas #3 and associated coal seams on these properties. None of these reserves are included in the agreement. Based on preliminary analysis, conventional natural gas may reside in deeper formations. Triana Energy will be responsible for geological evaluation, drilling, and completion of all wells. CONSOL Energy will be the operator of the wells, and will be responsible for construction and operation of all gathering systems. The project is considered an exploration of an undeveloped area. No reserve estimates for conventional gas are available for this property.

In July, Standard and Poor’s lowered its rating of our long-term debt to BB+ (12th lowest out of 22 rating categories). At that time, Standard and Poor’s changed CONSOL Energy’s rating outlook to stable. As a result of the lower debt rating, CONSOL Energy was no longer able to participate as a seller in the commercial paper market. Alternate sources of short-term borrowing, including the Senior Revolving Credit facility and the Accounts Receivable Securitization, are available and are sufficient to service CONSOL Energy’s current financial liquidity requirements.

In September, CONSOL Energy completed a 364-day $150 million Senior Secured Revolving Loan Agreement. The new agreement replaced a 364-day bank credit facility of $218,250,000 that expired September 15, 2003. The new agreement subsequently was terminated on September 24, 2003 upon receipt of proceeds from the sale of CONSOL Energy common stock. Additionally, the existing multi-year Agreement was amended to conform to the terms of the new 364-day Agreement.

In September, Moody’s Investor Service lowered its rating of the company’s long-term debt to Ba1 (11th lowest out of 21 rating categories). The rating remains under review for possible further downgrade.

In September, CONSOL Energy sold 11.0 million primary shares of its common stock in a private placement sale. Concurrent with the sale of the primary shares, RWE of Essen, Germany, CONSOL Energy’s largest shareholder, also sold 14.1 million shares of its CONSOL Energy common stock in a private placement sale. All shares were sold at $17.82 per share. Net proceeds from the primary offering of approximately $190 million will be used to satisfy the financial assurance requirements of environmental reclamation and self-insurance employee benefits under various state and federal laws. In October, RWE sold an additional 27.3 million of its shares of CONSOL Energy common stock, reducing its holdings of CONSOL Energy common stock to 16.6 million shares, or 18.5 percent of the total shares outstanding. The sale price for the October sale was not disclosed.

In September, CONSOL Energy entered into an 18 year, 52 million ton coal sales agreement to supply Pittsburgh 8 seam coal, principally from the Bailey mine in southwestern Pennsylvania, to be used at three coal-fired electric power plants owned by FirstEnergy Generation Corp., a subsidiary of Akron, Ohio-based FirstEnergy Corp (NYSE:FE). Under the agreement, coal from CONSOL Energy’s Blacksville #2 Mine will provide one million tons of coal in 2004 for the Mansfield, East Lake and Sammis plants. Beginning in 2005, CONSOL Energy’s Bailey Mine will provide 3 million tons per year of coal to be used at the plants. In January of 2003, CONSOL Energy and FirstEnergy Generation agreed to a 4.5 million ton supply contract for coal primarily used at FirstEnergy’s Mansfield Plant near Shippingport Pennsylvania.

In September, CONSOL Energy’s Enlow Fork Mine Rescue Team from West Finley, Pa., won the national championship at the National Mine Rescue, First Aid, Bench and Pre-shift Contest held September 15-19, 2003, in Louisville, Ky. The National Mine and First Aid Contest is held every two years. Enlow Fork also took first place in 2001 making them one of only two teams to win consecutively in the history of the competition.

Subsequent Events

In October, as a result of the reduction in the number of shares of CONSOL Energy common stock held, two directors representing RWE resigned from the CONSOL Energy Inc. Board of Directors. Berthold Bonekamp and Dr. Rolf Zimmerman remain on the CONSOL Energy Board. A search is underway for new members for the Board.

In October, CONSOL Energy Inc. received a copy of an anonymous letter addressed to the Securities and Exchange Commission and delivered to the company’s independent auditors, PricewaterhouseCoopers LLP. The letter contained numerous allegations, including that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities. An independent member of the CONSOL Energy Inc. Board of Directors has engaged the law firm of Kirkpatrick, Lockhart LLP to conduct an independent investigation. CONSOL Energy also has been informed that the United States Securities and Exchange Commission has commenced an inquiry regarding certain matters, which may be related to the anonymous letter.

Outlook

CONSOL Energy assumes the following production results for the fourth quarter ending December 31, 2003 and for the full calendar year 2003:

Year Ending December 31, 2003
Coal Sales – Company Produced	62.5 – 63.0
Coal Production	61.5 – 62.0
Averaged Realized Price per Ton	$27.45 – $27.60
Firm or Committed Coal Sales for 2003	98% of expected production
Gas Sales Volumes (gross)	50.5 – 51.5
Gas Volumes for Sale at Spot Market (gross)	5.7 – 6.7
Fixed Price Gas Sales (as of 10/14/03)	44.8 @ $3.99

Gas production and sales in billion cubic feet. Gas prices are in dollars per thousand cubic feet; coal sales and production in millions of tons, including equity affiliates; average realized price is for company-produced coal.

CONSOL Energy has the following commitments or contracts to sell gas and coal in 2004:

Coal	84% of expected production
Gas	35.7 bcf @ $4.84

Harvey said he expected coal and gas demand for the remainder of the year to be normal. “Inventories at coal-fired power plants and gas in storage are at appropriate levels for this time of year,” he said. “And the weather outlook in the eastern half of the United States for the remainder of 2003 could create some upside potential for energy demand.”

Harvey said he expected coal supplies to remain tight as production and financial problems continue to affect the industry. “The overall production capacity in the industry appears to me to be lower than it has been in the past.”

He noted that CONSOL Energy’s current capacity is at a low point compared with the last five years. “Without question, we are stretched at the moment for coal production,” he said. “This is largely the result of depletions and the sale of our Canadian mines. We are running our remaining mines hard, and although their output is up in the quarter-to-quarter comparison, we really need more capacity in our system to achieve consistent results.”

Harvey said he expect the capacity constraints to ease next year as the company completes several major projects that will increase production. “The expansion of McElroy Mine, the resumption of longwall production at Loveridge Mine, and the completion of a large underground storage bunker at Bailey Mine should give us more operating flexibility and reduce the need to run the mines as hard as we have been.” Harvey said he expects CONSOL Energy’s production to increase at least 10 percent next year.

He noted that the company’s gas segment is expected to increase output again in the fourth quarter. “With our hedged position for the fourth quarter at an average of $4.02 per Mcf, we should report averaged realized sales price for gas of about $4.15 per Mcf for the year,” he said. “More importantly, we have the ability to grow the gas business for a number of years at very low risk.”

According to Harvey, the company is expecting pre-tax earnings to be breakeven for the year and net income to be $0.37 per diluted share for the year. Results per share have been revised to reflect an additional 11 million shares of common stock outstanding.

“These are not the results we had planned for,” he said, “but there are several things to note that bode well for next year. First, our breakeven point requires substantially less coal production than in the past as a result of cost cutting measures we have taken and our diversification,” Harvey said breakeven results can now be achieved on 62 million tons of coal produced rather than 68 million to 70 million tons.

“Second, for the first time in recent memory CONSOL Energy has a situation of rising production and rising prices forecast to occur at the same time,” he noted. “Markets are finally beginning to reflect the fact that coal production can only be sustained for only so long before capital has to flow back to the producer.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award, and received the U.S. Department of the Interior’s Office of Surface Mining 2003 and 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

	QUARTER ENDED 9/30/03	QUARTER ENDED 9/30/02	9 MONTHS ENDED 9/30/03	9 MONTHS ENDED 9/30/02
Net Income/(Loss)	$(5,895)	$(6,986)	$12,821	$7,542
Less: Cumulative Effect of Accounting Change			$(4,768)

Adjusted Net Income	$(5,895)	$(6,986)	$8,053	$7,542
Add: Interest Expense	8,036	11,625	26,002	33,610
Less: Interest Income	(1,289)	(1,973)	(4,413)	(6,281)
Add: Income Taxes	(12,505)	(34,992)	(22,244)	(43,596)

Earnings Before Interest & Taxes (EBIT)	(11,653)	(32,326)	7,398	(8,725)
Add: Depreciation, Depletion & Amortization	61,116	65,248	184,115	197,506

Earnings Before Interest, Taxes and DD&A (EBITDA)	$49,463	$32,922	$191,513	$188,781

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholder’s equity and recent changes in our credit ratings; results of an internal investigation in response to an anonymous letter recently received; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair

CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands – except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales – Outside	$511,571	$506,901	$1,529,366	$1,494,175
Sales – Related Parties			1,369	819
Freight – Outside	27,329	31,723	84,937	101,854
Freight – Related Parties		1	562	550
Other Income	13,260	7,748	52,253	31,649

Total Revenue and Other Income	552,160	546,373	1,668,487	1,629,047
Cost of Goods Sold and Other Operating Charges	415,078	426,915	1,206,640	1,152,335
Freight Expense	27,329	31,724	85,499	102,404
Selling, General and Administrative Expense	20,218	15,728	56,691	49,580
Depreciation, Depletion and Amortization	61,116	65,248	184,115	197,506
Interest Expense	8,036	11,625	26,002	33,610
Taxes Other Than Income	38,783	37,780	124,345	131,372
Export Sales Excise Tax Resolution		(669)	(614)	(1,706)

Total Costs	570,560	588,351	1,682,678	1,665,101

Earnings (Loss) Before Income Taxes	(18,400)	(41,978)	(14,191)	(36,054)
Income Tax Expense (Benefit)	(12,505)	(34,992)	(22,244)	(43,596)

Earnings (Loss) Before Cumulative Effect of Change in Accounting Principle	(5,895)	(6,986)	8,053	7,542
Cumulative Effect of Changes in Accounting for Mine Closing, Reclamation and Gas Well Closing Costs, net of Income Taxes of $3,035			4,768

Net Income (Loss)	$(5,895)	$(6,986)	$12,821	$7,542

Basic Earnings Per Share	$(0.07)	$(0.09)	$0.16	$0.10

Dilutive Earnings Per Share	$(0.07)	$(0.09)	$0.16	$0.10

Weighted Average Number of Common Shares Outstanding:
Basic	79,500,793	78,735,267	79,006,036	78,721,808

Dilutive	79,835,053	78,770,328	79,247,950	78,856,972

Dividends Paid Per Share	$0.14	$0.28	$0.42	$0.70

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands – except per share data)

	(Unaudited) SEPTEMBER 30, 2003	DECEMBER 31, 2002
ASSETS
Current Assets:
Cash and Cash Equivalents	$170,118	$11,517
Accounts and Notes Receivable:
Trade	90,897	205,891
Other Receivables	87,272	127,226
Inventories	110,511	135,621
Deferred Income Taxes	78,255	92,236
Recoverable Income Taxes	35,141	21,935
Prepaid Expenses	35,470	28,411

Total Current Assets	607,664	622,837
Property, Plant and Equipment:
Property, Plant and Equipment	5,440,888	5,257,140
Less – Accumulated Depreciation, Depletion and Amortization	2,781,212	2,663,035

Total Property, Plant and Equipment – Net	2,659,676	2,594,105
Other Assets:
Deferred Income Taxes	444,211	420,718
Intangible Assets – Net	389,793	400,480
Investment in Affiliates	86,005	135,362
Restricted Cash	918
Other	113,071	119,658

Total Other Assets	1,033,998	1,076,218

TOTAL ASSETS	$4,301,338	$4,293,160

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands – except per share data)

	(Unaudited) SEPTEMBER 30, 2003	DECEMBER 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$114,135	$151,371
Short-Term Notes Payable	3,399	204,545
Current Portion of Long-Term Debt	51,014	8,615
Other Accrued Liabilities	588,792	449,902

Total Current Liabilities	757,340	814,433
Long-Term Debt:
Long-Term Debt	444,549	485,535
Capital Lease Obligations	2,828	2,896

Total Long-Term Debt	447,377	488,431
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,461,014	1,437,987
Pneumoconiosis Benefits	444,671	455,436
Mine Closing	358,111	332,920
Workers’ Compensation	254,308	261,250
Deferred Revenue	68,792	102,400
Salary Retirement	67,063	91,474
Reclamation	12,641	5,812
Other	102,664	140,970

Total Deferred Credits and Other Liabilities	2,769,264	2,828,249
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,267,558 Issued; and 89,792,239 Outstanding at September 30, 2003, and 78,749,001 Outstanding at December 31, 2002	913	803
Preferred Stock, 15,000,000 Shares Authorized;
None Issued and Outstanding
Capital in Excess of Par Value	833,438	643,787
Retained Earnings (Deficit)	(392,277)	(372,017)
Other Comprehensive Loss	(98,047)	(93,370)
Common Stock in Treasury, at Cost – 1,475,319 Shares at September 30, 2003 and 1,518,557 Shares at December 31, 2002	(16,670)	(17,156)

Total Stockholders’ Equity	327,357	162,047

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,301,338	$4,293,160

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating Activities:
Net (Loss) Income	$(5,895)	$(6,986)	$12,821	$7,542
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax			(4,768)
Depreciation, Depletion and Amortization	61,116	65,248	184,115	197,506
Gain on the Sale of Assets	(1,599)	(3,491)	(19,002)	(5,617)
Amortization of Advance Mining Royalties	2,336	2,272	3,760	7,212
Deferred Income Taxes	6,789	64,676	(8,849)	44,879
Equity in Earnings of Affiliates	(516)	3,147	4,561	5,736
Changes in Operating Assets:
Accounts Receivable Securitization	65,900		115,900
Accounts and Notes Receivable	5,646	2,589	36,048	7,406
Inventories	18,787	60,745	19,891	(27,062)
Prepaid Expenses	(5,496)	8,857	(10,278)	6,736
Changes in Other Assets	2,241	1,982	5,842	5,119
Changes in Operating Liabilities:
Accounts Payable	4,162	4,590	(26,460)	(36,636)
Other Operating Liabilities	27,730	(69,100)	125,190	10,868
Changes in Other Liabilities	(101,247)	(34,708)	(116,300)	(41,141)
Other	(2,087)	3,724	(5,502)	(3,274)

	83,762	110,531	304,148	171,732

Net Cash Provided by Operating Activities	77,867	103,545	316,969	179,274

Investing Activities:
Capital Expenditures	(75,814)	(88,279)	(186,720)	(238,053)
Additions to Advance Mining Royalties	(751)	(609)	(3,787)	(3,342)
Investment in Equity Affiliates	(3,916)	(23,871)	(8,626)	(58,791)
Proceeds from Sales of Assets	4,848	3,782	85,583	7,148

Net Cash Used in Investing Activities	(75,633)	(108,977)	(113,550)	(293,038)

Financing Activities:
(Payments on) Proceeds from Commercial Paper	(24,999)	5,185	(202,953)	(26,893)
Proceeds from (Payments on) Miscellaneous Borrowings	214	(1,003)	130	(2,976)
Payments on Long Term Notes				(66,000)
Proceeds from Long Term Notes	750	13,936	1,757	260,246
Dividends Paid	(11,019)	(11,016)	(33,051)	(55,070)
Proceeds from Issuance of Common Stock	189,552		189,552
Proceeds from Treasury Rate Lock				1,332
Payments for Bond Issuance Costs		(69)		(1,026)
Deposit to Restricted Cash	(918)		(918)
Issuance of Treasury Stock	337	225	665	609

Net Cash Provided by (Used in) Financing Activities	153,917	7,258	(44,818)	110,222

Net Increase (Decrease) in Cash and Cash Equivalents	156,151	1,826	158,601	(3,542)
Cash and Cash Equivalents at Beginning of Period	13,967	10,214	11,517	15,582

Cash and Cash Equivalents at End of Period	$170,118	$12,040	$170,118	$12,040

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands – except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Treasury Stock	Total Stock- holders’ Equity
Balance – December 31, 2002	$803	$643,787	$(372,017)	$(93,370)	$(17,156)	$162,047

(Unaudited)
Net Income			12,821			12,821
Issuance of Common Stock	110	189,442				189,552
Minimum Pension Liability (Net of $3,136 tax)				(5,825)		(5,825)
Treasury Rate Lock (Net of $39 tax)				(61)		(61)
Interest Rate Swap Contract (Net of $90 tax)				(142)		(142)
Gas Cash Flow Hedge (Net of $859 tax)				1,351		1,351

Comprehensive Income (Loss)	110	189,442	12,821	(4,677)		197,696
Treasury Stock Issued (43,238 shares)		209			486	695
Dividends ($.42 per share)			(33,081)			(33,081)

Balance – September 30, 2003	$913	$833,438	$(392,277)	$(98,047)	$(16,670)	$327,357

CONSOL Energy Inc.

Financial and Operating Statistics

28-Oct-03

		Quarter Ended Mar 31		Quarter Ended Jun 30		Quarter Ended Sep 30		Quarter Ended Dec 31		Nine Months Ended 9/30
		2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
AS REPORTED FINANCIALS:
Revenue ($ MM)		$559.809	$550.008	$556.518	$532.665	$552.160	$546.373		$554.551	$1,668.487	$1,629.046
EBIT ($MM)		$(2.807)	$15.313	$21.858	$8.288	$(11.653)	$(32.326)		$7.495	$7.398	$(8.725)
EBITDA ($ MM)		$57.899	$81.770	$84.151	$74.089	$49.463	$32.922		$72.862	$191.513	$188.781
Net Income / (Loss) ($ MM)		$8.157	$5.501	$10.559	$9.027	$(5.895)	$(6.986)		$4.134	$12.821	$7.542
EPS(diluted)		$0.10	$0.07	$0.13	$0.11	$(0.07)	$(0.09)		$0.05	$0.160	$0.090
CAPEX, excl. acquisitions ($ MM),		$47.554	$75.771	$68.062	$108.923	$79.730	$112.150		$58.785	$195.346	$296.844
but including invt. in eq. affiliates
Average shares outstanding		78,749,180	78,707,070	78,759,875	78,722,778	79,500,793	78,735,267		78,748,594	79,006,036	78,721,808
COAL OPERATIONAL:
# Mining Complexes (end of period)		20	25	20	25	20	25		22	20	25
# Complexes Producing (end of period)		15	21	15	18	15	18		17	15	18
Sales (MM tons)-Produced only		15.646	16.552	15.389	15.848	15.181	16.311		16.113	46.216	$48.711
Average realized price ($/ton)		$27.06	$26.28	$27.38	$26.78	$28.11	$27.16		$26.98	$27.50	$26.69
Production income ($/ton)		$1.814	$2.863	$2.170	$2.120	$0.745	$0.636		$2.066	$1.60	$2.01
Production (MM tons)-Produced only		15.557	19.867	15.54	16.748	14.36	13.714		15.901	45.457	50.329
Ending inventory (MM tons)		2.442	4.872	2.530	5.776	1.687	3.166		2.982	1.687	3.166
GAS OPERATIONAL/FINANCIAL (incl. equity companies):
GAS sales volumes (Bcf) gross		12.0	11.0	12.6	12.0	13.0	11.8		12.4	37.6	34.8
GAS sales price ($/Mcf) net of hedging		$4.41	$2.58	$4.09	$3.00	$3.97	$3.27		$3.77	$4.15	$2.96
GAS revenue net of hedging ($MM)**		$52.810	$28.333	$51.620	$35.926	$51.391	$38.545		$46.864	$155.821	$102.804
GAS EBIT ($MM)**	a	$16.084	$3.514	$17.173	$8.323	$17.215	$9.956		$17.122	$50.472	$21.793
GAS EBITDA ($MM)**	a	$25.180	$11.701	$26.842	$16.977	$26.634	$18.613		$26.137	$78.656	$47.291
GAS CAPEX ($ MM)**	b	$9.530	$18.644	$18.567	$15.248	$17.810	$12.636		$18.169	$45.907	$46.528

** note:gas revenue, EBIT, EBITDA, and CAPEX included in total company financials

a – Gas EBIT and Gas EBITDA restated for the quarter ended March 31, 2002 due to reclassifications related to the implementation of a new internal reporting system.

b – Gas CAPEX restated for all prior quarters to reflect the changes in investment affiliates related to gas equity companies.